UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

ULTA SALON, COSMETICS &

FRAGRANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33764	36-3685240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Remington Blvd., Suite 120 Bolingbrook, Illinois 60440
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 410-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 24, 2013, Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”) announced that Dennis K. Eck will resign as Interim Chief Executive Officer of Ulta, effective July 1, 2013. Mr. Eck will remain a member of Ulta’s Board of Directors (the “Board”).

(c) On June 24, 2013, Ulta announced that Mary N. Dillon would be appointed Chief Executive Officer and member of the Board, effective July 1, 2013 (the “Commencement Date”). In connection with Ms. Dillon’s appointment, Ulta and Ms. Dillon entered into a letter agreement dated June 20, 2013 (the “Employment Agreement”), attached hereto as Exhibit 10.1. The following summarizes the material provisions of such agreement:

•	Ms. Dillon’s compensation includes:

¡	Annual base salary of $925,000, pro-rated for any partial year based on actual days of employment and subject to future adjustments.

¡

Target annual incentive at 100% of base salary, with a maximum annual incentive at 200%. The actual earned incentive for 2013 will be guaranteed at 100% of base salary but pro-rated based on the number of days worked during Ulta’s fiscal year.

¡

A grant of Ulta restricted stock units (“RSUs”) on the Commencement Date equal to $1,600,000 divided by the average of the closing prices of Ulta’s common stock over the fourteen (14) days preceding the Commencement Date. $600,000 of such RSUs (“Initial RSUs”) will vest 20% on the first anniversary of the Commencement Date, 20% on the third anniversary of the Commencement Date and 60% on the fifth anniversary of the Commencement Date, and $1,000,000 of such RSUs (“Replacement Grant”) will vest on April 1, 2014, provided in each case that Ms. Dillon remains employed with Ulta on each vesting date.

¡

A grant of 25,000 Ulta stock options (“Initial Options”) on the Commencement Date. Such stock options will vest 20% on the first anniversary of the Commencement Date, 20% on the third anniversary of the Commencement Date and 60% on the fifth anniversary of the Commencement Date, provided that Ms. Dillon remains employed with Ulta on each vesting date.

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Participation in Ulta’s long-term incentive program (“LTIP”), beginning in 2013. Pursuant to the LTIP, on the Commencement Date Ms. Dillon will receive a grant of RSUs equal to 39% of her pro-rated base salary and a grant of options to purchase Ulta common stock with a grant date value equal to 221% of her pro-rated base salary. These awards will be granted under the standard form award agreements applicable to senior officers of Ulta. Beginning in 2014, Ms. Dillon will be eligible for additional equity grants pursuant to Ulta’s LTIP, with an annual grant value equal to 260% of her base salary.

¡	A signing bonus of $320,000.

¡

An equity grant on the Commencement Date with a value equal to $300,000 in the form of options or additional RSUs in Ulta common stock, at Ms. Dillon’s election (“Inducement Award”). The Inducement Award will vest 20% on the first anniversary of the Commencement Date, 20% on the second anniversary of the Commencement Date and 60% on the third anniversary of the Commencement Date, provided that Ms. Dillon remains employed with Ulta on each vesting date.

¡

A grant of RSUs on July 1, 2014 with a value equal to $1,000,000 (“2014 Inducement Grant”), which will vest in full on July 1, 2017, provided that Ms. Dillon remains employed with Ulta through such date. The actual number of RSUs granted will be determined by dividing the dollar value of the grant by the closing price of Ulta’s common stock on July 1, 2014.

•

Ms. Dillon agreed to an 18 month post-termination non-compete, an 18 month non-solicitation of employees, customers and suppliers, and an unlimited covenant not to use or disclose confidential information.

•

In the event that Ms. Dillon’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Employment Agreement), upon execution of a release of claims, she shall be entitled to:

¡	Severance equal to eighteen months of her base salary.

¡	Full accelerated vesting of the Replacement Grant.

¡	Partial accelerated vesting of the Initial RSUs, Initial Options, and, to the extent granted, the 2014 Inducement Grant.

•

In the event that Ms. Dillon’s employment is terminated without Cause or for Good Reason within twelve months after a Change in Control (as defined in either Ulta’s 2011 Incentive Award Plan or the plan under which the award is granted), upon execution of a release of claims, all outstanding equity grants will vest in full.

•	In the event that Ms. Dillon’s employment is terminated by reason of death or disability, all outstanding equity grants will vest in full.

A copy of the press release is filed as Exhibit 99.1 to this report. Ms. Dillon, age 52, has been President and Chief Executive Officer and a member of the board of directors of United States Cellular Corporation (“U.S. Cellular”) since June 2010. Prior to that she served as Executive Vice President and Global Chief Marketing Officer of McDonald’s Corporation, a global restaurant company, from October 2005 to May 2010. Since September 2007 Ms. Dillon has served as a member of the board of directors of Target Corporation, which operates general merchandise and food discount stores in the United States. U.S. Cellular and McDonald’s are not parents, subsidiaries or other affiliates of Ulta. Ms. Dillon does not have any family relationships with any of Ulta’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement dated June 20, 2013 between Ulta Salon, Cosmetics & Fragrance, Inc. and Mary N. Dillon

99.1	Press release issued by Ulta Salon, Cosmetics & Fragrance, Inc. on June 24, 2013 announcing the hiring of Mary N. Dillon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

Date: June 24, 2013	By:	/s/ Robert S. Guttman
Robert S. Guttman
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement dated June 20, 2013 between Ulta Salon, Cosmetics & Fragrance, Inc. and Mary N. Dillon

99.1	Press release issued by Ulta Salon, Cosmetics & Fragrance, Inc. on June 24, 2013 announcing the hiring of Mary N. Dillon